Exhibit 10.10

AMENDED AND RESTATED
PRODUCTION PARTICIPATION PLAN SUPPLEMENTAL PAYMENT AGREEMENT

This AMENDED AND RESTATED PRODUCTION PARTICIPATION PLAN SUPPLEMENTAL PAYMENT AGREEMENT (the “Agreement”) is made as of the 14th day of January, 2008, by and between WHITING PETROLEUM CORPORATION, a Delaware corporation (the “Company”), and J. DOUGLAS LANG (the “Executive”).

WITNESSETH:

WHEREAS, the Company maintains the Whiting Petroleum Corporation Production Participation Plan, as amended and restated from time to time (the “Plan”), and the Executive is a participant in the Plan.

WHEREAS, in order to provide the Executive with greater incentive to increase the profitability of the Company, the Company has previously made payments to the Executive based on payments to other executive officers of the Company pursuant to the Plan that are in addition to the payments the Executive would otherwise receive from the Company pursuant to the Plan.

WHEREAS, the Company and the Executive desire to formalize the arrangement pursuant to which the Company makes such additional payments to the Executive.

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Plan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Annual Supplemental Payment.  As long as the Executive is an Employee, the Company shall make a payment in cash to the Executive equal to the Supplemental Annual Amount (as defined below), less any required withholding of income or employment taxes or other authorized deductions or amounts applicable to payments made to Employees of the Company, after the end of each Plan Year at such time as the Company distributes Net Income and Net Proceeds to the other Participants pursuant to Section 5.3 of the Plan.  The “Supplemental Annual Amount” for any Plan Year shall mean the amount, if any, by which (a) the average of (i) the amount of the Company’s distributions of Net Income and Net Proceeds to the Company’s Senior Vice President pursuant to Section 5.3 of the Plan for that Plan Year and (ii) the amount of the Company’s distributions of Net Income and Net Proceeds to the Company’s Chief Financial Officer pursuant to Section 5.3 of the Plan for that Plan Year exceeds (b) the amount of the Company’s distributions of Net Income and Net Proceeds to the Executive pursuant to Section 5.3 of the Plan for that Plan Year.

2.           Supplemental Payment upon Termination of the Plan or Change in Control.  As long as the Executive is eligible under the Plan to receive a distribution of vested interests pursuant to Section 7.2(a) or Section 7.2(b) of the Plan, upon voluntary termination of the Plan by the Company or a Change in Control, the Company shall make a payment in cash to the Executive equal to the Supplemental Termination/Change in Control Amount (as defined below), less any required withholding of income or employment taxes or other authorized deductions or amounts applicable to payments made to Employees of the Company, at such time as the Company distributes the value of the vested interests of each Employee Participant pursuant to Section 7.2(a) of the Plan in the case of a voluntary termination of the Plan or Section 7.2(b) of the Plan in the case of a Change in Control.  The “Supplemental Termination/Change in Control Amount” shall mean the amount if any, by which (a) the average of (i) the value of vested interests distributed by the Company to the Company’s Senior Vice President pursuant to Section 7.2(a) or Section 7.2(b), as the case may be, of the Plan and (ii) the value of vested interests distributed by the Company to the Company’s Chief Financial Officer pursuant to Section 7.2(a) or Section 7.2(b), as the case may be, of the Plan exceeds (b) the value of vested interests distributed by the Company to the Executive pursuant to Section 7.2(a) or Section 7.2(b), as the case may be, of the Plan.  Notwithstanding the foregoing, this Section 2 shall not be applicable if, in the Plan Year prior to the voluntary termination of the Plan or Change in Control, (a) the amount of the Company’s distributions of Net Income and Net Proceeds to the Executive pursuant to Section 5.3 of the Plan for that Plan Year was equal to or greater than (b) the average of (i) the amount of the Company’s distributions of Net Income and Net Proceeds to the Company’s Senior Vice President pursuant to Section 5.3 of the Plan for that Plan Year and (ii) the amount of the Company’s distributions of Net Income and Net Proceeds to the Company’s Chief Financial Officer pursuant to Section 5.3 of the Plan for that Plan Year.

3.           No Right to Employment.  The Company may terminate the employment of the Executive as freely and with the same effect as if this Agreement were not in existence.

4.           No Impact on Production Participation Plan.  Except as expressly set forth herein, the Executive shall not have any additional rights under the Plan.  To the extent there is a conflict between the terms of this Agreement and the terms of the Plan (it being understood the provision of the additional payments expressly set forth in this Agreement shall not constitute such a conflict), the terms of the Plan shall control.

5.           Entire Agreement.  Other than as expressly set forth in the Plan, this Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any other oral or written understandings.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

WHITING PETROLEUM CORPORATION

By:	/s/ James J. Volker
James J. Volker
President and Chief Executive Officer

/s/ J. Douglas Lang
J. Douglas Lang